SCHEDULE I
                      TO THE DISTRIBUTION AND SERVICE PLAN
                                 CLASS G SHARES
                             DATED DECEMBER 11, 1998
                            OF THE VICTORY PORTFOLIOS
                           Amended as of May 23, 2001


This Plan shall be adopted with respect to Class G Shares of the following Funds of The Victory Portfolios:

                                                  Rate*
1     Balanced Fund                               0.50%
2.    Convertible Securities Fund                 0.50%
3.    Diversified Stock Fund                      0.50%
4.    Established Value Fund                      0.50%
5.    Fund for Income                             0.25%
6.    Gradison Government Reserves Fund           0.00%
7.    Growth Fund                                 0.50%
8.    Intermediate Income Fund                    0.25%
9.    International Growth Fund                   0.50%
10.   Investment Quality Bond Fund                0.25%
11.   National Municipal Bond Fund                0.25%
12.   New York Tax-Free Fund                      0.25%
13.   Ohio Municipal Bond Fund                    0.25%
14.   Real Estate Investment Fund                 0.50%
15.   Small Company Opportunity Fund              0.50%
16.   Special Value Fund                          0.50%
17.   Value Fund                                  0.50%


* Expressed as a percentage of the average daily net assets of each Fund attributed to its Class G Shares.